Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Praxair, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

Stamford, CT
May 12, 2015